Exhibit 10.4

Taishin International Commercial Bank Quota Approval Letter

A. The transaction conditions approved by the Bank are as follows:

Amount unit: NTD thousand yuan transaction type	quota	interest ( fee ) rate	method used / remarks
Case 1. Short - term loan amount	30,000	Bid by bid	Revolving use / each loan shall not exceed 180 days
Case 2. Short - term guaranteed loan	120,000	Bid by bid	Revolving use / each loan shall not exceed 180 days
total	150,000

Quota expiration date: 2024/08/31

Repayment method: according to general regulations

Credit conditions:

1. Case 1 is transferred to batch type credit insurance, product code 11281201, 0.2% of the insurance approval fee will be borne by your company.

2. In case 1 , 20% of the amount of the quota will be withdrawn as reserve or pledge guarantee. If the currency of the collateral is different from the currency of the credit guaranteed, the loan ratio will be 90%. The pledge guarantor can be the borrower or the joint guarantor.

3. After the first transfer of case 1, from the first day of the next month, check the non-related person cash flow performance in our bank of the borrower and the joint guarantor every three months and need to be ≥ USD 1,500,000. If not, the interest rate needs to be increased by 0.25%, and the quota will be frozen. It can only be used after the bank understands the reason and it is satisfied with the explanation regarding the latest business information and it is submitted to the supervisor for approval (including borrowing new loans to return old ones), and it will be reviewed together with the case with TIME YIELD LTD

4. After the first transfer of case 1, from the first day of the next month, review the average deposit amount in the bank of the borrower and the joint guarantor every three months (excluding pledged deposits). The amount of average credit line every three months shall ≥ 10%, if it is not met, the interest rate will be increased by 0.25%, and the original interest rate will not be restored until the next review is completed.

5. In case 2, 100% of the bank’s NTD or foreign currency deposits shall be withdrawn and pledged as collateral based on the amount of the balance of the quota. If the currency of the collateral is different from the credit currency guaranteed, the loan ratio is 90%. The coverage ratio is reviewed daily, if it is insufficient, it must be made up within 3 business days.

6. In case 2, the NTD deposit collateral provider is limited to Chairman Chiang Jing Bin or YMA Corporation, and the foreign currency deposit collateral provider is limited to YMA Corporation.

7. The audit report of YMA corporation and J-Star Holding Co. Ltd. must be provided before May 31,2024

B. If the aforementioned conditions make it difficult to obtain funds due to market factors, or the Bank’s cost of obtaining relevant capital cannot be properly reflected, the Bank reserves the right to adjust the loan amount, utilization method and renegotiate the loan interest rate in a timely manner.

C. Kindly submit relevant documents for contract signing and other matters.

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Joint guarantor in this case: J-STAR HOLDING CO., LTD., STAR LEADER TRADING LTD., Chairman Chiang Jing Bin in case 1; Chairman Chiang Jing Bin in case 2.

Sincerely,

Taishin International Commercial Bank

Contracting Party: [YMA Corporation seal] [stamp of Chiang Jingbin]	(Original Agreement Seal)
Legal Representative:
Number:

Republic Era Calendar: Year 112, August 29th

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